FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces 2015 Fourth Quarter and Year-End Results

HOUSTON, March 30, 2016 — Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE: HNR) today announced 2015 fourth quarter and year-end earnings.

Harvest posted a fourth quarter 2015 net loss of $73.2 million, or $1.42 per diluted share, compared with a net loss of $179.7 million, or $4.23 per diluted share, for the 2014 fourth quarter. For the year-ended December 31, 2015, Harvest’s net loss was $98.6 million, or $2.18 per diluted share, compared with a net loss of $193.5 million, or $4.60 per diluted share, for 2014.

The fourth quarter 2015 results include exploration charges of $0.6 million, or $0.01 pre-tax per diluted share, and non-recurring items of (i) loss on the impairment of the Gabon Dussafu Block of $23.6 million, or $0.46 pre-tax per diluted share; (ii) loss on the impairment of equity investment in Petrodelta, S.A. (Petrodelta) of $84.0 million, net to Harvest’s 51 percent interest in Harvest-Vinccler Dutch Holding B.V. (Harvest Holding), or $1.63 pre-tax per diluted share; (iii) gain on the change in fair value of warrant liabilities of $22.1 million, or $0.43 pre-tax per diluted share; (iv) gain on the change in fair value of derivative assets and liabilities of $1.5 million, or $0.03 pre-tax per diluted share; and (v) income tax benefit of $15.8 million, or $0.31 per diluted share. Adjusted for exploration charges and these non-recurring items, Harvest’s fourth quarter net loss, unadjusted for any income tax effects, would have been $4.4 million, or $0.09 per diluted share.

The year-end 2015 results include exploration charges of $3.9 million, or $0.09 pre-tax per diluted share, and non-recurring items of (i) loss on the impairment of the Gabon Dussafu Block of $24.2 million, or $0.53 pre-tax per diluted share; (ii) loss on the impairment of the equity investment in Petrodelta of $84.0 million, net to Harvest’s 51 percent interest in Harvest Holding, or $1.86 pre-tax per diluted share; (iii) gain on the change in fair value of warrant liabilities of $34.5 million, or $0.76 pre-tax per diluted share; (iv) gain on the change in fair value of derivative assets and liabilities of $4.8 million, or $0.11 pre-tax per diluted share;(v) loss on debt conversion of $1.9 million, or $0.04 pre-tax per diluted share; (vi) loss on the issuance of debt and warrants of $20.4 million, or $0.45 pre-tax per diluted share; and (vii) income tax benefit of $16.4 million, or $0.36 per diluted share. Adjusted for exploration charges and these non-recurring items, Harvest’s net loss, unadjusted for any tax effects, for 2015 would have been $19.9 million, or $0.44 per diluted share.

VENEZUELA

During the three months ended December 31, 2015, Petrodelta sold approximately 4.1 million barrels of oil (MMBO) for a daily average of 44,398 barrels of oil per day (BOPD), an increase of 9 percent over the same period in 2014 and 14 percent higher than the previous quarter in 2015. Petrodelta sold 0.81 billion cubic feet (BCF) of natural gas for a daily average of 8.8 million cubic feet per day (MMCFD), decreasing 19 percent over the same period in 2014, and decreasing 23 percent over the previous quarter in 2015. Petrodelta’s current production rate is approximately 44,874 BOPD.

During the fourth quarter of 2015, Petrodelta drilled and completed three development wells in the El Salto field. Currently, Petrodelta is operating five drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in the El Salto and Temblador fields.

The average sales price for crude oil produced during the quarter was approximately $25.03 per barrel, compared to $61.96 per barrel during the fourth quarter of 2014 (adjusted for the approved El Salto contract recorded during the fourth quarter not associated with fourth quarter revenue).

The average sales price for crude oil produced during the year ending December 31, 2015 was approximately $36.92 per barrel, compared to $82.45 per barrel during the year of 2014 (adjusted for the approved El Salto contract recorded during the fourth quarter not associated solely with 2014 revenue).

During the twelve months ended December 31, 2015, Petrodelta drilled and completed 18 successful development wells, compared with 13 development wells in 2014. Petrodelta produced approximately 14.76 MMBO in 2015, compared to 15.56 MMBO during 2014, a decrease of 5 percent year over year. In addition, Petrodelta sold 3.93 BCF of natural gas versus 2.98 BCF of natural gas in 2015, an increase of 32 percent over 2014. Petrodelta produced an average of 42,237 barrels of oil equivalent per day during the twelve months ended December 31, 2015.

As a result of the continued downturn in oil prices, political and economic uncertainty, continued deterioration in value of the Bolivar currency in Venezuela, and the inability to influence the operations of Petrodelta, the Company recorded an impairment expense on its investment in Petrodelta of $84.0 million, net to Harvest’s 51 percent interest in Harvest Holding. This amount fully impaired Harvest’s interest in the asset in the financial statements at December 31, 2015. Even though the book value is zero, this does not reflect the value that a potential buyer might pay for Harvest’s interest in Petrodelta.

The Company used internal and external data to arrive at a valuation acceptable under US GAAP to evaluate the extent of impairment at December 31, 2015.

In order to estimate the fair value of Petrodelta’s equity, the income approach was utilized to estimate the fair value of Petrodelta’s reserves. The key factors that caused a full impairment of this asset were, (i) artificial supported exchange rate which is enforced by the Venezuelan government of 6.3 Bolivars to $1 US Dollar which grossly exaggerates cost reported in US Dollars, (ii) the poor operating and drilling performance of Petrodelta which has compounded the increase of lease operating costs and drilling costs, and (iii) the high cost of capital of approximately 25% which reflects the difficult financial environment in Venezuela.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project – Gabon (Dussafu PSC)

On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (DOC) was signed with Gabon pertaining to the four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (DGH) awarded an Exclusive Exploitation Authorization (EEA) for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company is required to begin initial production within four years of the EEA approval.

Since approval of the Field Development Plan (FDP) in October 2014, Harvest has continued to move toward development of the Ruche Exclusive Exploitation Area. A tender for all the subsea equipment was concluded in January 2015 where prices exceeded the costs employed in the FDP. Efforts continue to negotiate with the lowest priced vendors and to revise the development scheme to bring the projected cost back to the FDP levels. The depth volume from the 2013 3D seismic acquisition over the discovered fields and the outboard area of the license has been received and interpreted. This new data was incorporated into our reservoir models and optimization of well trajectories to maximize oil recovery is ongoing. In addition, the prospect inventory was updated and several prospects have been high graded for drilling in the first half of 2016. To accommodate the drilling schedule, a site survey, including bathymetry and geophysical data gathering with respect to prospects A/B, 6/7 and 8/9, was completed in August 2015. A tender for a drilling rig for the planned well was completed in November 2015 and a tender for well testing and other services were concluded in January 2016.

Harvest is engaged in a process with the objective to farm down some of its 66.667% working interest in the block and drill an exploration well on a significant prospect identified on 3D seismic with expected multiple pay zones in the Gamba and Dentale formations, which are oil-bearing sands in the four discoveries on the Dussafu block as well as on the adjacent Etame block.

In December 2014, the Company recorded a $50.3 million impairment related to the unproved costs of the Dussafu PSC based on a qualitative analysis which considered our current liquidity needs, our inability to attract additional capital and the decrease in oil and natural gas prices. In December 2015, the Company reassessed the carrying value of the unproved costs related to the Dussafu PSC and recorded an additional impairment of $23.2 million based on its analysis of the value of the unproved costs which considered the value of the contingent and exploration resources and the ability of the Company to develop the project given its current liquidity situation and the depressed price of crude oil. The current book value of the Gabon assets is $28.0 million as of December 31, 2015.

Corporate

On December 2, 2015, the Company received notification from the NYSE that the Company was not in compliance with the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. Under the NYSE’s rules, Harvest has a period of six months from the date of the NYSE notice to bring its share price and 30 trading-day average share price back above $1.00. During this period, the Company’s common stock will continue to be traded on the NYSE under the symbol HNR, subject to the Company’s compliance with other NYSE continued listing requirements, but will be assigned the notation .BC after the listing symbol to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. As required by the NYSE, in order to maintain its listing, Harvest has notified the NYSE that it intends to cure the price deficiency.

On January 4, 2016, Harvest amended the 15% Note with CT Energy and made a loan, via one of its subsidiaries, to a third party. The parties involved in the transactions are HNR Energia, Harvest Holding, HNR Finance, CT Energy and CT Energia, which is the service provider under the June 19, 2015 management agreement with Harvest and HNR Finance. Harvest and CT Energy executed a first amendment (the Amendment) to the 15% Note. The Amendment, effective as of December 31, 2015, increased the principal amount of the 15% Note to $26.1 million, to reflect a loan back to Harvest equal to the amount of interest that otherwise would have been due to CT Energy on January 1, 2016, less applicable withholding tax.

On January 4, 2016, HNR Finance made a loan to CT Energia in the amount of $5.2 million under an 11.0% promissory note due 2019 (the CT Energia Note), dated January 4, 2016, executed by CT Energia. The purpose of the loan is to provide CT Energia with collateral to obtain funds for one or more loans to Petrodelta. The loans to Petrodelta are to assist Petrodelta in satisfying its working capital needs and discharging its obligations. Interest on the CT Energia Note is due and payable on the first of each January and July, commencing July 1, 2016. The full amount outstanding, including any unpaid accrued interest, is due on January 4, 2019; however, HNR Finance’s sole recourse for payment of the principal amount of the loan is to payments of principal and interest from loans that CT Energia has made to Petrodelta. If and when CT Energia receives any payments of principal or interest from loans it has made to Petrodelta, then those proceeds must be used to prepay unpaid interest and principal under the CT Energia Note. The source of funds for HNR Finance’s $5.2 million loan to CT Energia was a capital contribution from Harvest Holding, which, in return, received the same aggregate amount of capital contributions from its shareholders, pro rata according to their equity interests in Harvest Holding. Of that aggregate amount of capital contributions, HNR Energia contributed $2.6 million, which it had received as a capital contribution from Harvest.

Harvest’s financial statements have been prepared under the assumption that we will continue as a going concern, which contemplates that we will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that could result should the Company be unable to continue as a going concern.

Conference Call

Harvest will hold a conference call at 10:00 a.m. central time on Wednesday, March 30, 2016, during which management will discuss Harvest’s 2015 fourth quarter and year end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 785-830-1923 or 800-533-7619 five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 2160648. A recording of the conference call will also be available for replay at 719-457-0820 or 888-203-1112, passcode 2160648, through April 2, 2016.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, access the website 15 minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

Cautionary Notice Regarding Forward-Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include statements about expected developments in Venezuela, our ability to meet our near-term liquidity requirements, possible restructuring or reorganization, estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2015 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except per share data)
	December 31,
	2015	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,761	$6,585
Restricted cash	—	25
Accounts receivable	2,461	339
Prepaid expenses and other	826	353

TOTAL CURRENT ASSETS	11,048	7,302
INVESTMENT IN AFFILIATE	—	164,700
PROPERTY AND EQUIPMENT:
Oil and natural gas properties (successful efforts method)	31,006	54,290
Other administrative property, net	455	217

TOTAL PROPERTY AND EQUIPMENT, net	31,461	54,507
EMBEDDED DERIVATIVE ASSET	5,010	—
LONG-TERM DEFERRED INCOME TAX ASSETS	120	53
OTHER ASSETS, net of allowance for $0.7 million and $0.0 million at December 31, 2015 and 2014, respectively.	142	1,484

TOTAL ASSETS	$47,781	$228,046
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable, trade and other	$370	$1,697
Accrued expenses	3,327	4,617
Accrued interest	954	97
Notes payable to noncontrolling interest owners	—	13,709
Other current liabilities	165	133

TOTAL CURRENT LIABILITIES	4,816	20,253
LONG-TERM DEBT DUE TO RELATED PARTY, net of discount	214	—
LONG-TERM DEFERRED TAX LIABILITIES, net	—	14,700
WARRANT DERIVATIVE LIABILITY WITH RELATED PARTY	5,503	—
OTHER LONG-TERM LIABILITIES	42	215

TOTAL LIABILITIES	10,575	35,168
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share; authorized 5,000 shares; issued and outstanding, none	—	—
Common stock, par value $0.01 per share; shares authorized 150,000 (2015) and 80,000 (2014); shares issued (2015 - 57,987; 2014 - 49,320); shares outstanding (2015 - 51,415; 2014 - 42,748)	580	493
Additional paid-in capital	302,273	280,757
Accumulated deficit	(199,778)	(101,208)
Treasury stock, at cost, 6,572 shares (2015 and 2014)	(66,316)	(66,316)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	36,759	113,726
NONCONTROLLING INTEREST OWNERS	447	79,152

TOTAL EQUITY	37,206	192,878

TOTAL LIABILITIES AND EQUITY	$47,781	$228,046

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	Three Months Ended December 31,			Year Ended December 31,
	2015	2014		2015	2014
EXPENSES:
Depreciation and amortization	$25		$30	$108		$198
Exploration expense	562		1,721	3,900		6,627
Impairment expense — unproved property costs and oilfield inventories	23,638		50,384	24,178		57,994
Impairment expense - investment in affiliate	164,700		355,650	164,700		355,650
General and administrative	3,966		14,414	19,010		29,496

	192,891		422,199	211,896		449,605

LOSS FROM OPERATIONS	(192,891)		(422,199)	(211,896)		(449,605)
OTHER NON-OPERATING INCOME (EXPENSE):
Loss on the sale of interest in Harvest Holding	—		(158)	—		(1,574)
Gain on sale of oil and natural gas properties	—		—	—		2,865
Change in fair value of warrant liabilities	22,110		—	34,510		1,953
Change in fair value of derivative assets and liabilities	1,529		1,953	4,813		—
Interest (expense) income	(1,050)		76	(2,959)		(11)
Loss on debt conversion	—		—	(1,890)		—
Loss on issuance of debt and warrants	—		—	(20,402)		—
Loss on extinguishment of long-term debt	—		—	—		(4,749)
Foreign currency transaction gains (losses), net	89		(294)	261		(219)
Other non-operating income (expense), net	1		157	483		(58)

	22,679		1,734	14,816		(1,793)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EARNINGS FROM INVESTMENT IN AFFILIATE	(170,212)		(420,465)	(197,080)		(451,398)
INCOME TAX BENEFIT	(15,793)		(59,609)	(16,423)		(58,290)

LOSS FROM CONTINUING OPERATIONS BEFORE EARNINGS FROM INVESTMENT IN AFFILIATE	(154,419)		(360,856)	(180,657)		(393,108)
EARNINGS FROM INVESTMENT IN AFFILIATE	—		—	—		34,949

LOSS FROM CONTINUING OPERATIONS	(154,419)		(360,856)	(180,657)		(358,159)
DISCONTINUED OPERATIONS	—		(51)	—		(554)

NET LOSS	(154,419)		(360,907)	(180,657)		(358,713)
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST OWNERS	(81,179)		(181,216)	(82,087)		(165,223)

NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO HARVEST	$(73,240)	$	(179,691)	$(98,570)	$	(193,490)
BASIC LOSS PER SHARE:
Loss from continuing operations	$(1.42)		$(4.23)	$(2.18)		$(4.59)
Discontinued operations	—		—	—		(0.01)

Basic loss per share	$(1.42)		$(4.23)	$(2.18)		$(4.60)
DILUTED LOSS PER SHARE:
Loss from continuing operations	$(1.42)		$(4.23)	$(2.18)		$(4.59)
Discontinued operations	—		—	—		(0.01)

Diluted loss per share	$(1.42)		$(4.23)	$(2.18)		$(4.60)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,415		42,492	45,288		42,039
Diluted	51,415		42,492	45,288		42,039

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2015		2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$	(180,657)	$	(358,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		108		198
Impairment expense — unproved property costs and oilfield inventories		24,178		57,994
Impairment expense — investment in affiliate		164,700		355,650
Amortization of debt financing costs		283		28
Accretion of discount on debt		225		—
Allowance for long-term receivable		734		13,753
Loss on the sale of interest in Harvest Holding		—		1,574
Gain on sale of oil and natural gas properties		—		(2,865)
Loss on debt issuance		20,402		—
Loss on debt conversion		1,890		—
Foreign currency transaction loss		—		1,239
Loss on extinguishment of long-term debt		—		4,749
Earnings from investment in affiliate		—		(34,949)
Share-based compensation-related charges		2,271		2,652
Deferred income tax expense (benefit)		(14,767)		(58,221)
Change in fair value of warrant liabilities		(34,510)		(1,953)
Change in fair value of derivative assets and liabilities		(4,813)		—
Changes in operating assets and liabilities:
Accounts receivable		(2,122)		1,623
Prepaid expenses and other		(473)		339
Other assets		350		(328)
Accounts payable		(1,327)		(2,701)
Accrued expenses		(1,259)		(16,112)
Accrued interest		1,036		(360)
Other current liabilities		32		(2,464)
Other long-term liabilities		(173)		(343)

NET CASH USED IN OPERATING ACTIVITIES		(23,892)		(39,210)

CASH FLOWS FROM INVESTING ACTIVITIES:
Transaction costs from the sale of interest in Harvest Holding		—		(3,742)
Net proceeds from sale of oil and natural gas properties		—		2,865
Additions of property and equipment, net		(1,270)		(4,382)
Payment from investment in affiliate, net		—		105
Decrease in restricted cash		—		123

NET CASH USED IN INVESTING ACTIVITIES		(1,270)		(5,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment		(8,900)		(79,750)
Debt extinguishment costs		—		(760)
Gross proceeds from issuance of debt and warrant		33,500		—
Proceeds from issuance of note payable to noncontrolling interest owner		—		7,600
Proceeds from issuance of common stock		—		2,036
Contributions from noncontrolling interest owners		3,382		1,208
Treasury stock purchases		—		(94)
Financing costs		(1,644)		(311)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES		26,338		(70,071)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		1,176		(114,312)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		6,585		120,897

CASH AND CASH EQUIVALENTS AT END OF YEAR		$7,761		$6,585